UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

April 3, 2018

Date of Report (Date of Earliest Event Reported)

The Chemours Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street

Wilmington, Delaware, 19899

(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2018, The Chemours Company (the “Company”) entered into the amended and restated credit agreement (the “New Credit Agreement”) among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amends and restates in its entirety the Credit Agreement, dated as of May 12, 2015, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented or otherwise modified from time to time prior to April 3, 2018, the “Existing Credit Agreement”). The New Credit Agreement provides for a seven-year, senior secured term loan facility (the “New Term Loan Facility”), and a five-year, $800 million senior secured revolving credit facility (the “New Revolving Credit Facility”). The New Term Loan Facility and the New Revolving Credit Facility are referred to collectively as the “New Facilities.”

The New Term Loan Facility provides for a class of term loans denominated in U.S. dollars, in an aggregate principal amount of $900 million (the “New Dollar Term Loan”) and a class of term loans denominated in euros, in an aggregate principal amount of €350 million (the “New Euro Term Loan”). The New Dollar Term Loan and the New Euro Term Loan are referred to collectively as the “New Term Loans.” The New Dollar Term Loans bear a variable interest rate equal to, at the election of the Company, adjusted LIBOR plus 1.75%, subject to a LIBOR floor of 0.00%, or adjusted base rate plus 0.75%, subject to a base rate floor of 1.00%. The New Euro Term Loan bears a variable interest rate equal to adjusted EURIBOR plus 2.00%, subject to an adjusted EURIBOR floor of 0.50%. The New Term Loans will mature on April 3, 2025 and the loans under the New Revolving Credit Facility will mature on April 3, 2023, in each case, subject to acceleration in certain circumstances.

The New Credit Agreement also modifies certain provisions of the Existing Credit Agreement, including certain negative covenants to allow further flexibility for the Company. The New Facilities contain affirmative and negative covenants, representations and warranties and other terms customary for financings of this type. The New Revolving Credit Facility also requires the Company to maintain certain leverage ratio levels. The affirmative covenants include delivery of annual and quarterly financial statements and other information, delivery of notices of default under the New Credit Agreement and occurrence of certain other events, payment of obligations and maintenance of insurance. The negative covenants include limitations on debt, limitations on liens, limitations on mergers, consolidations, liquidations, dissolutions and similar transactions, limitations on asset dispositions, limitations on investments and limitations on dividends and other distributions on capital stock and on redemptions and repurchases of capital stock, in each case subject to qualifications and exceptions.

The obligations under the New Facilities are guaranteed on a senior secured basis by all of the Company’s material, wholly-owned domestic subsidiaries, subject to certain agreed upon exceptions. The obligations under the New Facilities are also, subject to certain agreed upon exceptions, secured by a first priority lien on substantially all of the Company’s assets and substantially all of the assets of the Company’s material, wholly-owned domestic subsidiaries, including 100% of the stock of certain of the Company’s domestic subsidiaries and 65% of the stock of certain of the Company’s foreign subsidiaries.

The proceeds of the New Term Loans will be used (i) to prepay the payment obligations under the Existing Credit Agreement, (ii) to pay fees and expenses in connection with the foregoing and with the other transactions contemplated under the New Credit Agreement and (iii) for working capital and other general corporate purposes. The proceeds of the New Revolving Credit Facility may be used for working capital and other general corporate purposes and other transactions not prohibited by the New Credit Agreement. As a result of this transaction, the Company will reduce its outstanding term loan principal amounts by approximately $75 million, based on the current exchange rate.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of April 3, 2018, among The Chemours Company, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and
Chief Financial Officer

Date:	April 3, 2018